Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Announces Officer Changes

HOUSTON, March 31, 2005 — Natural Resource Partners L.P. (NYSE: NRP) announced today that Kevin J. Craig has been named Vice President of Business Development effective April 1. He will be responsible for developing and implementing acquisitions for the partnership and will be located in the Huntington office.

Craig has been serving as Terminal Manager, West Virginia Coalfields for CSX Transportation since 2003 and has extensive marketing and finance experience with CSX since 1996. He also serves as a Delegate to the West Virginia House of Delegates having been elected in 2000 and re-elected in 2002 and 2004. Prior to joining CSX he served as a Captain in the United States Army.

Corbin J. Robertson III, Vice President Acquisitions, has resigned effective today. While he will still be involved with the partnership through his ownership interests in the sponsoring companies, he is stepping down from his officer position to devote more time to his other business interests.

The partnership is pleased to add Kevin Craig to the management team and appreciates the many contributions of Corbin J. Robertson, III.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

05-06

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